RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement
Subject to Completion:
Dated September 19, 2013

To the Product Prospectus Supplement ML-EI-1 Dated
September 12, 2013, Prospectus Supplement Dated July 23,
2013, and Prospectus, Dated July 23, 2013
$15,000,000 Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022 Royal Bank of Canada

Royal Bank of Canada is offering the Market-Linked Notes (the “Notes”) linked to the performance of an unequally weighted global index basket (the “Basket”) comprised of the S&P 500® Index (55%), the MSCI EAFE Index (30%) and the Russell 2000® Index (15%).

The CUSIP number for the Notes is 78009Q489. The Notes provide a 101% Participation Rate if the Percentage Change of the Basket is positive, and no exposure at maturity to any negative Percentage Change. The Notes do not pay interest, and any payments on the Notes are subject to our credit risk.

Issue Date: September 26, 2013

Maturity Date: September 26, 2022

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” beginning on page PS-3 of the product prospectus supplement dated July 25, 2013, and “Selected Risk Considerations” on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$15,000,000
Underwriting discounts and commissions	0.20%	$30,000
Proceeds to Royal Bank of Canada	99.80%	$14,970,000

The initial estimated value of the Notes as of the date of this document is $9.70 per $10 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Selected Risk Considerations” beginning on page P-6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-22 and “Structuring the Notes” on page P-23 of this document.

UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.02 per $10 principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Agents:	RBC Capital Markets, LLC (“RBCCM”) and UBS Financial Services Inc. (“UBS”)

Reference Asset:
The Notes are linked to the level of a weighted global index basket (the “Basket”) of three equity indices (each, a “Basket Component,” collectively, the “Basket Components”). The three Basket Components and their respective Component Weights are indicated in the table below.

Currency:	U.S. Dollars

Denominations:	$10 and minimum denominations of $10 in excess thereof

Minimum Investment Amount:	$1,000 (representing 100 Notes)

Pricing Date:	September 19, 2013

Issue Date:	September 26, 2013

CUSIP / ISIN:	78009Q489 / US78009Q4890

Valuation Date:	September 19, 2022

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $10 principal amount per Note equal to:

Principal Amount + (Principal Amount x Percentage Change x Participation Rate)

If, on the Valuation Date, the Percentage Change is less than or equal to 0% (that is, the Percentage Change is between 0% and -100%), then the investor will receive a cash payment equal to the Principal Amount

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Change for each Basket Component. The Weighted Component Change for each Basket Component will be determined as follows:

Initial Level:	The closing level of a Basket Component on the Pricing Date.

Final Level:	The closing level of a Basket Component on the Valuation Date.

Participation Rate:	101%

The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Level

	S&P 500® Index	SPX	55%	1,722.34

	MSCI EAFE Index	MXEA	30%	1,844.39

	Russell 2000® Index	RTY	15%	1,075.27

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

Maturity Date:	September 26, 2022, subject to extension for market and other disruptions, as described in the product prospectus supplement dated July 25, 2013.

Term:	Nine (9) years

Trading Day:
Each day on which (i) the respective principal securities markets for the S&P 500® and the Index Russell 2000® Index are open for trading and (ii) each Basket Component is calculated and published by its sponsor.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
We intend to take the position that the Notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 12, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Where the Term of the Notes Will Exceed One Year,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on page P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated July 25, 2013, as modified by this pricing supplement.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated July 25, 2013, and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement ML-EI-1 dated September 12, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913005220/j912130424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the level of any Basket Component on the Valuation Date or on any trading day prior to the Maturity Date. All examples are based on the Participation Rate of 101% and assume that a holder purchased Notes with an aggregate principal amount of $10 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Final Level of each Basket Component is above its Initial Level and the Percentage Change is positive.

Basket Component	Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Basket Weighting	Weighted Performance
SPX	1,722.34	2,066.81	20%	55%	11.0%
MXEA	1,844.39	2,121.05	15%	30%	4.5%
RTY	1,075.27	1,397.85	30%	15%	4.5%

				Percentage Change:	20%

Payment at Maturity: $10 + ($10 x 20% x 101%) = $10 + $2.02 = $12.02
On a $10 investment, a 20% Percentage Change results in a Payment at Maturity of $12.02, a 20.02% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Final Level of one of the Basket Components is below its Initial Level and the Percentage Change is positive.

Basket Component	Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Basket Weighting	Weighted Performance
SPX	1,722.34	1,550.11	-10%	55%	-5.5%
MXEA	1,844.39	2,121.05	15%	30%	4.5%
RTY	1,075.27	1,290.32	20%	15%	3.0%

				Percentage Change:	2%

Payment at Maturity: $10 + ($10 x 2% x 101%) = $10 + $0.202 = $10.202
On a $10 investment, a 2% Percentage Change results in a Payment at Maturity of $10.202, a 2.02% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Final Level of each Basket Component is below its Initial Level and the Percentage Change is negative.

Basket Component	Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Basket Weighting	Weighted Performance
SPX	1,722.34	1,550.11	-10%	55%	-5.5%
MXEA	1,844.39	1,475.51	-20%	30%	-6.0%
RTY	1,075.27	752.69	-30%	15%	-4.5%

				Percentage Change:	-16%

Payment at Maturity: $10
On a $10 investment, a -16% Percentage Change results in a Payment at Maturity of $10, a 0% return on the Notes.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the applicable Reference Asset, or any of the securities included therein.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-3 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes is based on the performance of the Basket Components. The return that you will receive on the Notes, which could be 0%, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank and UBS may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank and UBS may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial. The stated payment by Royal Bank, including any benefit from the Participation Rate and the repayment of principal, only applies if you hold the Notes to maturity. Sales prior to maturity could result in a loss on your investment.

•
You Will Not Have Any Rights to the Securities Included in the Basket Components – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in a Basket Component would have.  The Final Levels of the Basket Components will not reflect any dividends paid on the securities included in the Basket Components.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value that is set forth on the cover page of this document, which is less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount applicable to brokerage accounts, and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount applicable to brokerage accounts and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
There Are Potential Conflicts of Interest Between You and the Calculation Agent – The calculation agent will, among other things, determine the amount of your payment at maturity on the Notes.  Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent.  We may change the calculation agent after the Issue Date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Components has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

•
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Respective Affiliates – RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Basket Components or the equity securities included in the Basket Components, and therefore the market value of the Notes.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
Changes in the Level of One or More Basket Components May Be Offset by Changes in the Level of One or More Other Basket Components – A change in the level of one or more Basket Components may not correlate with changes in the level of one or more other Basket Components.  The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease.  Therefore, in determining the level of the Reference Asset as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components.  In addition, because the Component Weights of the Basket Components are not equal, changes in the levels of the Basket Components that are more heavily weighted could have a disproportionately adverse impact upon your Notes.

•
Changes Affecting the Basket Components – The policies of the reference sponsors (with respect to the S&P 500® Index, S&P Dow Jones Indices LLC, with respect to the MSCI EAFE Index, Morgan Stanley Capital International Inc., and with respect to the Russell 2000® Index, Russell Investment Group) concerning additions, deletions and substitutions of the stocks included in the Basket Components and the manner in which the reference sponsors take account of certain changes affecting those stocks included in the Basket Components may adversely affect the level of the Basket Components.  The policies of the reference sponsors with respect to the calculation of the Basket Components could also adversely affect the levels of the Basket Components.  The reference sponsors may discontinue or suspend calculation or dissemination of the Basket Components and have no obligation to consider your interests in the Notes when taking any action regarding the Basket Components.  Any such actions could have an adverse effect on the value of the Notes.

•
An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets – The MSCI EAFE Index tracks the value of certain foreign equity securities.  The MSCI EAFE Index consists of twenty-two developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the MSCI EAFE Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

•
The Notes Are Linked to the MSCI EAFE Index, and Are Therefore Subject to Foreign Currency Exchange Rate Risk – Because the payment amount will be calculated based on the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI EAFE Index.  An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the MSCI EAFE Index.  If, taking into account such weight, the dollar strengthens against such currencies, the level of the MSCI EAFE Index will be adversely affected and the amount payable, if any, at maturity of the Notes may be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the life of the Notes.  Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions.

Of particular importance are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments;

•	the extent of governmental surpluses or deficits in the relevant countries; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

•
An Investment in the Notes is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization – The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies.  These companies may also be more susceptible to adverse developments related to their products or services.

•
U.S. Taxpayers Will Be Required to Pay Taxes on the Notes Each Year – If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the Notes based on the comparable yield for the Notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize on the sale or maturity of the Notes will be ordinary income. Any loss you may recognize upon the sale of Notes will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the Notes and thereafter will be capital loss. The deductibility of capital losses is limited.

•
Potential Royal Bank of Canada and UBS Impact on Price – Trading or other transactions by Royal Bank of Canada, UBS and their respective affiliates in the equity securities included in the Basket Components or in futures, options, exchange-traded funds or other derivative products on the equity securities included in the Basket Components may adversely affect the market value of the equity securities underlying the Basket Components, the levels of the Basket Components and, therefore, the market value of the Notes.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

•
Many Economic and Market Factors Will Impact the Value of the Notes – In addition to the levels of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the Basket Components;

♦	the time remaining to maturity of the Notes;

♦	the dividend rate on the equity securities included in the Basket Components;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Basket Components;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose, and are able, to sell the Notes prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.  You may have to sell the Notes at a substantial discount from the principal amount if the levels of the Basket Components at that time are at, below or not sufficiently above the levels represented by the Initial Levels. You cannot predict the future performance of the Basket Components based on their historical performance.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

INFORMATION REGARDING THE REFERENCE INDICES

All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of Standard & Poor’s Financial Services (“S&P”), MSCI Inc. (“MSCI”), and Russell Investments (“Russell” and together, the “Index Publishers”). Each of the Index Publishers has no obligation to continue to publish, and may discontinue publication of, the respective Basket Component. The consequences of any Index Publisher discontinuing publication of the relevant Basket Component are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Basket Component or its successor index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 30, 2013, 391 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 109 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On August 30, 2013, the average market capitalization of the companies included in the S&P 500® Index was $30.71 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $442.63 billion, and the smallest component of the S&P 500® Index had a market capitalization of $2.35 billion.

S&P Dow Jones Indices LLC chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of September 19, 2013, indicated in parentheses: Consumer Discretionary (12.4%); Consumer Staples (10.2%); Energy (10.5%); Financials (16.5%); Health Care (12.9%); Industrials (10.6%); Information Technology (17.8%); Materials (3.5%); Telecommunication Services (2.5%); and Utilities (3.1%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P Dow Jones Indices LLC calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

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Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

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The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® Index OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® Index OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information for the S&P 500® Index

The graph below sets forth the information relating to the historical performance of the S&P 500® Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the S&P 500® Index. The information provided in this table is for the four calendar quarters of 2010, 2011, and 2012, the first and second calendar quarters of 2013, and for the period from July 1, 2013 to September 19, 2013.

We obtained the information regarding the historical performance of the S&P 500® Index in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the S&P 500® Index	Low Intra-Day Level of the S&P 500® Index	Period-End Closing Level of the S&P 500® Index

1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64

1/1/2011	3/31/2011	1,344.07	1,249.05	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	12/31/2011	1,292.66	1,074.77	1,257.60

1/1/2012	3/31/2012	1,419.15	1,258.86	1,408.47
4/1/2012	6/30/2012	1,422.38	1,266.74	1,362.16
7/1/2012	9/27/2012	1,474.51	1,325.41	1,440.67
10/1/2012	12/31/2012	1,470.96	1,343.35	1,426.19

1/1/2013	3/31/2013	1,570.28	1,426.19	1,569.19
4/1/2013	6/30/2013	1,687.18	1,536.03	1,606.28
7/1/2013	9/19/2013	1,729.86	1,604.57	1,722.34

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

The MSCI EAFE Index

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of August 30, 2013, the MSCI EAFE Index consisted of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of August 30, 2013, the top five country weights were as follows:

Country	Weight
United Kingdom	22.00%
Japan	21.49%
France	9.70%
Switzerland	9.09%
Germany	8.65%

The MSCI EAFE Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. As of August 30, 2013, the companies included in the MSCI EAFE Index were divided into ten industry sectors. The table below indicates the ten sector weightings of the MSCI EAFE Index:

Sector	Weight
Financials	25.17%
Industrials	12.81%
Consumer Discretionary	11.76%
Consumer Staples	11.49%
Health Care	10.24%
Materials	8.15%
Energy	7.13%
Telecommunication Services	5.34%
Information Technology	4.23%
Utilities	3.67%

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

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•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

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•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE Index or any successor to the MSCI EAFE Index.

License Agreement

We have entered into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the MSCI EAFE Index in connection with securities, including the Notes. The MSCI EAFE Index is owned and published by MSCI.

The license agreement between MSCI and us provides that the following language must be set forth in this pricing supplement:

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The Notes are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or the ability of the MSCI EAFE Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI EAFE Index, which is determined, composed and calculated by MSCI without regard to the Notes or to us. MSCI has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the MSCI EAFE Index. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of the Notes or in the determination or calculation of the equation by which the Notes are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Notes in connection with the administration, marketing or trading of the Notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EAFE INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE MSCI EAFE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MSCI EAFE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE REFERNCE ASSET AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE REFERNECE ASSET OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trade mark or service mark rights to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

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Historical Information for the MSCI EAFE Index

The graph below sets forth the information relating to the historical performance of the MSCI EAFE Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the MSCI EAFE Index. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first and second calendar quarters of 2013, and for the period from July 1, 2013 through September 19, 2013.

We obtained the information regarding the historical performance of the MSCI EAFE Index in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the MSCI EAFE Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the MSCI EAFE Index. We cannot give you assurance that the performance of the MSCI EAFE Index will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the MSCI EAFE Index	Low Intra-Day Level of the MSCI EAFE Index	Period-End Closing Level of the MSCI EAFE Index

1/1/2010	3/31/2010	1,648.76	1,439.65	1,584.28
4/1/2010	6/30/2010	1,639.39	1,292.02	1,348.11
7/1/2010	9/30/2010	1,585.75	1,321.97	1,561.01
10/1/2010	12/31/2010	1,689.02	1,527.28	1,658.30

1/1/2011	3/31/2011	1,765.83	1,570.69	1,702.55
4/1/2011	6/30/2011	1,811.64	1,615.84	1,708.08
7/1/2011	9/30/2011	1,730.96	1,304.82	1,373.33
10/1/2011	12/31/2011	1,570.47	1,292.78	1,412.55

1/01/2012	3/31/2012	1,592.59	1,402.15	1,553.46
4/1/2012	6/30/2012	1,573.91	1,299.96	1,423.38
7/1/2012	9/28/2012	1,574.40	1,356.58	1,510.76
10/1/2012	12/31/2012	1,623.07	1,466.88	1,604.00

1/1/2013	3/28/2013	1,713.97	1,603.67	1,674.60
4/1/2013	6/28/2013	1,795.53	1,590.84	1,638.94
7/1/2013	9/19/2013	1,856.23	1,630.65	1,844.39

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

The Russell 2000® Index

Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index.  The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies.  Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the Russell 2000® Index or any data included in the Russell 2000® Index and has no liability for any errors, omissions, or interruptions in the Russell 2000® Index. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the Russell 2000® Index or any data included in the Russell 2000® Index in connection with the rights licensed under the license agreement described in this document or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 2000® Index or any data included in the Russell 2000® Index. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Russell 2000® Index is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

Historical Information for the Russell 2000® Index

The graph below sets forth the information relating to the historical performance of the Russell 2000® Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Russell 2000® Index. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first two quarters of 2013, as well as for the period from July 1, 2013 through September 19, 2013.

We obtained the information regarding the historical performance of the Russell 2000® Index in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Russell 2000® Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Russell 2000® Index	Low Intra-Day Level of the Russell 2000® Index	Period-End Closing Level of the Russell 2000® Index

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	3/31/2012	847.92	736.78	830.30
4/1/2012	6/30/2012	841.06	729.75	798.49
7/1/2012	9/27/2012	868.50	765.05	837.45
10/1/2012	12/31/2012	853.57	763.55	849.35

1/1/2013	3/31/2013	954.00	849.33	951.54
4/1/2013	6/30/2013	1,008.23	898.40	977.48
7/1/2013	9/19/2013	1,080.49	981.30	1,075.27

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about September 26, 2013, which is the fifth (5th) business day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than three business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” in the product prospectus supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately four months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion supplements the discussion in the product prospectus supplement dated September 12, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

U.S. Holders

We intend to take the position that the Notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” in respect of the Notes prior to your receipt of cash attributable to that income.  The “comparable yield” is the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes and then determining a payment schedule as of the issue date that would produce the “comparable yield.” A projected payment schedule with respect to a Note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the Note, and a projection for tax purposes of each contingent payment.

The following table is based upon a projected payment schedule and a comparable yield equal to 3.577% (compounded semi-annually) that we established for the Notes.  You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.  The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

Calendar Year			Interest Accrued Per Calendar Year	Total Interest

9/26/2013	-	12/31/2013	0.0944	0.0944
1/1/2014	-	12/31/2014	0.3643	0.4587
1/1/2015	-	12/31/2015	0.3775	0.8362
1/1/2016	-	12/31/2016	0.3911	1.2273
1/1/2017	-	12/31/2017	0.4052	1.6325
1/1/2018	-	12/31/2018	0.4198	2.0523
1/1/2019	-	12/31/2019	0.4350	2.4873
1/1/2020	-	12/31/2020	0.4506	2.9379
1/1/2021	-	12/31/2021	0.4669	3.4048
1/1/2022	-	9/26/2022	0.3539	3.7587

You will recognize gain or loss on the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes.  In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes), decreased by the projected amount of any payments previously made on the Notes, and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to the Notes under the rules applicable to contingent payment debt instruments summarized above and discussed in the product prospectus supplement dated September 12, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Where the Term of the Notes Will Exceed One Year.”

Any gain you recognize on the sale or maturity of the Notes will be ordinary interest income.  Any loss you recognize at such time will be ordinary loss to the extent of any interest included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.  The deductibility of capital losses is limited.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission applicable to brokerage accounts and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Factors—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Market-Linked Notes Linked to a Global Index Basket, Due September 26, 2022

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

UBS Financial Services Inc.	RBC Capital Markets, LLC